Exhibit 99.1

OncoSec Announces that the Class Action and Related Litigation Brought by Alpha Holdings Have Been Dismissed by Nevada State Court with Prejudice

SAN DIEGO and PENNINGTON, N.J., March 9, 2020 – OncoSec Medical Incorporated (NASDAQ:ONCS) (the “Company” or “OncoSec”), a company developing late-stage intratumoral cancer immunotherapies, today announced that the class action and related books and records litigation brought by Alpha Holdings, Inc. (“Alpha”) in Nevada state court have been dismissed, with prejudice. The class action sought to enjoin the closing of a strategic investment and relationship that OncoSec secured from two partners, Grand Decade Developments Limited, and its U.S. affiliate, Sirtex Medical US Holdings, Inc. (the “CGP/Sirtex Transaction”). (Grand Decade Developments Limited is a wholly-owned subsidiary of China Grand Pharmaceutical and Healthcare Holdings Limited). The class action was commenced in late 2019 by Alpha, a South Korea-based institutional investor in OncoSec.

On March 5, 2020, the Eighth Judicial District Court in Clark County Nevada dismissed all of Alpha’s claims against OncoSec, with prejudice. Since Alpha’s cases were dismissed with prejudice, they cannot be relitigated and OncoSec has no liability to Alpha.

Previously, on February 6, 2020, the Court denied Alpha’s motion for a preliminary injunction in its entirety, allowing OncoSec’s Special Meeting of Shareholders (the “Special Meeting”) to take place on February 7, 2020. Alpha then requested an emergency appeal, which the Nevada Supreme Court denied. At the Special Meeting, held on February 7, 2020, OncoSec’s shareholders’ approved the CGP/Sirtex Transaction and the transaction subsequently closed on February 7, 2020.

“While Alpha’s overly aggressive tactics cost OncoSec precious time and resources, we are now able to continue to drive our TAVO™ clinical development programs forward, most importantly, the ongoing pivotal KEYNOTE-695 study, without unwarranted distractions,” said Daniel J. O’Connor, OncoSec’s President and Chief Executive Officer. “This final result clearly illustrates that OncoSec acted in the best interest of its shareholders all along, which is further highlighted by the fact that OncoSec’s shareholders overwhelming approved the CGP/Sirtex Transaction.”

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About OncoSec Medical Incorporated

OncoSec Medical Incorporated (the “Company,” “OncoSec,” “we” or “our”) is a late-stage biotechnology company focused on developing cytokine-based intratumoral immunotherapies to stimulate the body’s immune system to target and attack cancer. OncoSec’s lead immunotherapy investigational product candidate – TAVO™ (tavokinogene telseplasmid) – enables the intratumoral delivery of DNA-based interleukin-12 (IL-12), a naturally occurring protein with immune-stimulating functions. The technology, which employs electroporation, is designed to produce a controlled, localized expression of IL-12 in the tumor microenvironment, enabling the immune system to target and attack tumors throughout the body. OncoSec has built a deep and diverse clinical pipeline utilizing TAVOTM as a potential treatment for multiple cancer indications either as a monotherapy or in combination with leading checkpoint inhibitors; with the latter potentially enabling OncoSec to address a great unmet medical need in oncology: anti-PD-1 non-responders. Results from recently completed clinical studies of TAVOTM have demonstrated a local immune response, and subsequently, a systemic effect as either a monotherapy or combination treatment approach. In addition to TAVOTM, OncoSec is identifying and developing new DNA-encoded therapeutic candidates and tumor indications for use with its new Visceral Lesion Applicator (VLA), to target deep visceral lesions, such as liver, lung or pancreatic lesions. For more information, please visit www.oncosec.com.

TAVO™ trademark of OncoSec Medical Incorporated.

About CGP

CGP is a public company listed on the Hong Kong stock exchange with a market capitalization of approximately $2.1 billion USD. CGP develops, manufactures and distributes pharmaceutical products and medical devices to retailers and medical organizations. CGP currently distributes its products to approximately 6,000 hospitals and approximately 30,000 pharmacies and has a sales team of more than 2,000 employees. CGP also has significant experience in R&D and product commercialization in China. Such experience dealing with the relevant Chinese regulatory bodies makes CGP an ideal strategic partner for OncoSec as it looks to gain regulatory approval to introduce TAVO™ to the Chinese market. For more information, visit www.chinagrandpharm.com.

About Sirtex

Sirtex is a global healthcare business company with offices in the U.S., Australia, Europe and Asia, working to improve outcomes in people with cancer. Sirtex’s current lead product is a targeted radiation therapy for liver cancer called SIR-Spheres® Y-90 resin microspheres. More than 100,000 doses have been supplied to treat patients with liver cancer at more than 1,000 medical centers in over 40 countries. Sirtex’s global focus on drug development makes it a natural partner for the Company as it looks to develop and introduce TAVO™ into markets around the world. For more information, visit www.sirtex.com.

SIR-Spheres® is a registered trademark of Sirtex Medical US Holdings, Inc.

Risk Factors and Forward Looking Statements

This release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Forward-looking statements provide the Company’s current beliefs, expectations and intentions regarding future events and involve risks, uncertainties (some of which are beyond the Company’s control) and assumptions. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would” and similar expressions (including the negative of these terms). Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company intends these forward-looking statements to speak only at the time they are published on or as otherwise specified, and does not undertake to update or revise these statements as more information becomes available, except as required under federal securities laws and the rules and regulations of the Securities Exchange Commission (“SEC”). In particular, you should be aware that the success and timing of our clinical trials, including safety and efficacy of our product candidates, patient accrual, unexpected or expected safety events, and the usability of data generated from our trials may differ and may not meet our estimated timelines. Please refer to the risk factors and other cautionary statements provided in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2019 and subsequent periodic and current reports filed with the SEC (each of which can be found at the SEC’s website www.sec.gov), as well as other factors described from time to time in the Company’s filings with the SEC.

Company Contact:

Gem Hopkins

Head of Corporate Communications

858-210-7334

ghopkins@oncosec.com